Exhibit 10.17

GENTHERM

September 14, 2021

Jaymi K Wilson

[…]

Dear Jaymi:

I am very pleased to confirm our promotional offer to you for the position of Senior Vice President of Global Sales, Marketing and Communications effective October 1 (first pay date of October 15). In this position, you will be a part of Gentherm' s Executive Committee and report to Phil Eyler, President and CEO effective Your starting semi-monthly base salary will be $14,483.33 (annually $350,000). As a salaried exempt associate, you will be paid semi-monthly according to the Company's regular payroll procedures.

Additionally, you will be eligible for Gentherm's North America annual bonus program targeted at 50% of your salary. Bonus is assessed by individual goals and company performance and is determined by a combination of EBITDA and Revenue, subject to approval by the Compensation Committee of the Gentherm Board of Directors. Bonus is paid annually after a review of each 12-month objectives.

Equity: Subject to approval by the Compensation Committee of the Board of Directors, you would receive an equity compensation grant commensurate with your position. Typically, equity grants are awarded by the Compensation Committee in approximately March each year.

Promotional Equity Grant: On October 8, you will be given an equity grant having a grant date value of $100,000 awarded (the "Promotional Equity Grant"). The grant would be in the form of time-vested Restricted Stock Units (RSUs) (the actual number of RSUs you receive would be equal to $100,000 divided by the average closing price for Gentherm's common stock for the 30 trading days prior to October 8). The Promotional Equity Grant would vest in equal annual installments over the following three years so long as you remain employed with Gentherm.

Sincerely,

/s/ Barbara J. Runyon

Barbara J. Runyon

SVP & Chief Human Resources Officer

I accept the position of SVP Sales, Marketing and Communications.

/s/ Jaymi K Wilson 10/6/2021

Signature Date